UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c) of the Securities Exchange Act of 1934

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☒ Definitive Information Statement

          RENNOVA HEALTH, INC.

(Name of Registrant as Specified In Its Charter)

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RENNOVA HEALTH, INC.

400 South Australian Avenue

Suite 800

West Palm Beach, Florida 33401

(561) 855-1626

Notice of Action by Written Consent of Stockholders to be Effective February 15, 2016

Dear Stockholder:

Rennova Health, Inc., a Delaware corporation. (the "Company"), hereby notifies our stockholders of record on December 14, 2015 that stockholders holding approximately 64% of the total voting power of the Company’s securities have approved, by written consent in lieu of a special meeting on December 14, 2015, the following proposal:

Proposal 1: To approve an amendment to the Company's Certificate of Incorporation, as amended, to increase the number of authorized shares of the Company's capital stock from 55,000,000 shares comprised of 50,000,000 shares of common stock, par value $0.01 per share, and 5,000,000 shares of preferred stock, par value $0.01 per share, to 505,000,000 shares comprised of 500,000,000 shares of common stock, par value $0.01 per share, and 5,000,000 shares of preferred stock, par value $0.01 per share.

This Information Statement is first being mailed to our stockholders of record as of the close of business on December 14, 2015 on or about January 26, 2016. The action contemplated herein will not be effective until February 15, 2016, a date which is at least 20 days after the date on which this Information Statement is first mailed to our stockholders of record. You are urged to read the Information Statement in its entirety for a description of the action taken by the majority stockholders of the Company.

WE ARE NOT ASKING YOU FOR A PROXY AND

YOU ARE REQUESTED NOT TO SEND US A PROXY.

Exhibit A: Certificate of Amendment to Certificate of Incorporation

The corporate action is taken by consent of the holders of a majority of the voting capital stock, pursuant to Delaware law. Proxies are not being solicited because stockholders holding approximately 64% of the issued and outstanding voting capital stock of the Company hold more than enough shares to effect the proposed action and have voted in favor of the proposal contained herein.

/s/ Seamus Lagan
Seamus Lagan Chief Executive Officer and President

January 26, 2016

RENNOVA HEALTH, INC.

400 South Australian Avenue

Suite 800

West Palm Beach, Florida 33401

(561) 855-1626

INFORMATION STATEMENT

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

General Information

This Information Statement is being furnished to the stockholders of Rennova Health, Inc., a Delaware corporation (the “Company”), in connection with the approval of a Certificate of Amendment to the Company's Certificate of Incorporation by written consent of our Board of Directors and the holders of a majority of our issued and outstanding voting securities in lieu of a special meeting. On December 14, 2015, our Board of Directors approved and, on December 14, 2015, the holders of a majority of our voting capital stock approved the filing with the Secretary of State of the State of Delaware of a Certificate of Amendment to the Company’s Certificate of Incorporation (the “Amended Certificate”) to increase the number of authorized shares of the Company's capital stock from 55,000,000 shares comprised of 50,000,000 shares of common stock, par value $0.01 per share (“Common Stock”), and 5,000,000 shares of preferred stock, par value $0.01 per share (“Preferred Stock”), to 505,000,000 shares comprised of 500,000,000 shares of Common Stock and 5,000,000 shares of Preferred Stock. The increase in our authorized shares of capital stock will become effective on the date of filing the Amended Certificate with the Delaware Secretary of State (the “Effective Date”) in accordance with the relevant sections of the Delaware General Corporation Law.

Dissenters' Right of Appraisal

The Delaware General Corporation Law does not provide for dissenter's rights of appraisal in connection with the proposed increase in our authorized shares of Common Stock.

Voting Securities

As of the record date of this Information Statement, our voting securities consisted of our Common Stock of which 13,750,010 shares were outstanding, our Series B Convertible Preferred Stock (“Series B Preferred”) of which 5,000 shares were outstanding and our Series E Convertible Preferred Stock (“Series E Preferred”) of which 45,000 shares were outstanding. Approval of the Amended Certificate requires the affirmative consent of a majority of the total voting power of the Company’s securities issued and outstanding at December 14, 2015 (the “Record Date”). The quorum necessary to conduct business of the stockholders consists of a majority of the total voting power of the Company’s securities issued and outstanding as of the Record Date.

The holders of our Common Stock are entitled to one vote for each share held on all matters submitted to a vote of the stockholders. Except as provided by law or the provisions of the Rennova Certificate of Incorporation, as amended, the holders of the Rennova Series B Preferred will vote together with the holders of Rennova Common Stock as a single class. On any matter presented to Rennova stockholders for their action or consideration at any Rennova stockholders meeting or by written consent in lieu of a meeting, each share of Rennova Series B Preferred will be entitled to cast 1,146 votes. Except as provided by law, the holders of the Rennova Series E Preferred will vote together with the holders of Rennova Common Stock as a single class. Each share of Rennova Series E Preferred shall have one vote, except as otherwise required by law.

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Stockholders who beneficially owned an aggregate of 7,873,238 shares of our Common Stock, 4,000 shares of our Series B Preferred, and no shares of our Series E Preferred as of the Record Date, or approximately 64% of the total voting power of the Company’s securities are the “Consenting Stockholders.” The Consenting Stockholders have the power to vote all of their shares of our capital stock, which voting power exceeds the majority of the issued and outstanding voting power of the Company’s securities on the Record Date. The Consenting Stockholders have consented to the proposed action set forth herein and had and have the power to pass the proposed corporate action without the concurrence of any of our other stockholders.

The approval of this action by written consent is made possible by Section 228 of the Delaware General Corporation Law, which provides that the written consent of the holders of outstanding shares of voting stock, having not less than the minimum number of votes that would be necessary to authorize or take such actions at a meeting at which all shares entitled to vote thereon were present and voted, may be substituted for such a meeting.

Pursuant to Section 228 of the Delaware General Corporation Law, we are required to provide prompt notice of the taking of the corporate actions described above without a meeting of stockholders to all stockholders who did not consent in writing to such action. This Information Statement serves as such notice. This Information Statement will be mailed on or about January 26, 2016 to stockholders of record as of the Record Date, and is being delivered to inform you of the corporate action described herein before such action takes effect in accordance with Rule 14c-2 of the Securities Exchange Act of 1934.

The entire cost of furnishing this Information Statement will be borne by the Company. We will request brokerage houses, nominees, custodians, fiduciaries and other like parties to forward this Information Statement to the beneficial owners of our voting securities held of record by them, and we will reimburse such persons for out-of-pocket expenses incurred in forwarding such material.

The Completed Merger

On November 2, 2015, pursuant to the terms of the Agreement and Plan of Merger, dated as of April 15, 2015, by and among CollabRx, Inc. (“CollabRx”), CollabRx Merger Sub, Inc. (“Merger Sub”), a direct wholly-owned subsidiary of CollabRx formed for the purpose of the merger, and Medytox Solutions, Inc. (“Medytox”), Merger Sub merged with and into Medytox, with Medytox as the surviving company and a direct, wholly-owned subsidiary of CollabRx (the “Merger”). Prior to closing, the Company amended its certificate of incorporation to effect a 1-for-10 reverse stock split and to change its name to Rennova Health, Inc. In connection with the Merger, (i) each share of common stock of Medytox was converted into the right to receive 0.4096377408003329 shares of Common Stock of the Company, (ii) each share of Series B Preferred Stock of Medytox was converted into the right to receive one share of a newly-authorized Series B Preferred of the Company, and (iii) each share of Series E Convertible Preferred Stock of Medytox was converted into the right to receive one share of a newly-authorized Series E Preferred of the Company. This transaction will be accounted for as a reverse merger in accordance with generally accepted accounting principles.

Holders of Company equity prior to the closing of the Merger (including all outstanding Company Common Stock and all restricted stock units, options and warrants exercisable for shares of Company Common Stock) held 10% of the Company's Common Stock immediately following the closing of the Merger, and holders of Medytox equity prior to the closing of the Merger (including all outstanding Medytox common stock and all outstanding options exercisable for shares of Medytox common stock, but less certain options that were cancelled upon the closing pursuant to agreements between Medytox and such optionees) held 90% of the Company's Common Stock immediately following the closing of the Merger, in each case on a fully diluted basis, provided, however, outstanding shares of the newly designated Series B Preferred and Series E Preferred, certain outstanding convertible promissory notes exercisable for Company Common Stock after the closing and certain option grants expected to be made following the closing of the Merger are excluded from such ownership percentages.

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PROPOSAL 1 APPROVAL OF AN AMENDMENT
TO THE RENNOVA HEALTH, INC. CERTIFICATE OF INCORPORATION

The Company has received stockholder approval to file a Certificate of Amendment to its Certificate of Incorporation to increase the number of authorized shares of capital stock from 55,000,000 shares comprised of 50,000,000 shares of common stock, par value $0.01 per share, and 5,000,000 shares of preferred stock, par value $0.01 per share, to 505,000,000 shares comprised of 500,000,000 shares of common stock, par value $0.01 per share, and 5,000,000 shares of preferred stock, par value $0.01 per share. Article Fourth of the Amended Certificate is expected to be amended to read as follows:

“FOURTH: The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is five hundred and five million (505,000,000) shares, comprised of five hundred million (500,000,000) shares of Common Stock, par value $0.01 per share, and five million (5,000,000) shares of Preferred Stock, par value $0.01 per share. The designation, powers, preferences and relative, participating, option or other special rights, including voting rights, qualifications, limitations or restrictions of the Preferred Stock shall be established by resolution of the Board of Directors pursuant to Section 151 of the General Corporation Law of the State of Delaware.”

The Consenting Stockholders have voted in favor of approving the Amended Certificate. With the approval of the Consenting Stockholders, the amended Charter will become effective upon its filing with the Secretary of State of the State of Delaware.

Current Use of Shares

As of December 14, 2015, there were:

•	13,750,010 shares of Common Stock outstanding;

•	5,733,945 shares of our Common Stock issuable upon the conversion of outstanding Series B Preferred;

•	183,674 shares of our Common Stock issuable upon the conversion of outstanding Series E Preferred, based on the closing price of $1.96 per share on December 14, 2015;

•	2,022,404 shares of our Common Stock issuable upon the conversion of outstanding convertible debt;

•	1,822,675 shares of our Common Stock issuable upon the exercise of outstanding stock options, with a weighted average exercise price of $6.74 per share;

•	446,947 shares of our Common Stock issuable upon the exercise of outstanding warrants, with a weighted average exercise price of $9.40 per share; and

•	other shares of our Common Stock reserved for future issuance under the CollabRx 2007 Incentive Award Plan, as amended, and the Medytox Solutions, Inc. 2013 Incentive Compensation Plan.

Purpose and Effect of the Proposed Increase in Shares of Common Stock

The proposed increase in the number of authorized shares of Common Stock is necessary to provide flexibility to issue shares for general corporate purposes that may be identified in the future including, but not limited to, raising additional equity capital through the issuance of shares of Common Stock, preferred stock or debt or equity securities convertible or exercisable into shares of Common Stock, or in the case of Common Stock, adopting additional employee benefit plans or reserving additional shares for issuance under existing plans and funding the acquisition of other companies. No additional action or authorization by stockholders would be necessary prior to the issuance of such additional shares, unless required by applicable law or the rules of any stock exchange or national securities association trading system on which our Common Stock is then listed or quoted. Examples of circumstances in which further stockholder authorization generally would be required for issuance of such additional shares include (a) transactions that would result in a change of control of the Company, and (b) adoption of, increases in shares available under, or material changes to equity compensation plans.

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The additional authorized shares would become part of the existing class of Common Stock, and the Amended Certificate would not affect the terms of the outstanding Common Stock or the rights of the holders of the Common Stock. The Company stockholders do not have preemptive rights with respect to our Common Stock. Should the Board of Directors elect to issue additional shares of Common Stock, existing stockholders would not have any preferential rights to purchase such shares. Therefore, additional issuances of Common Stock could have a dilutive effect on the earnings per share, voting power and share holdings of current stockholders.

Anti−takeover Provisions

We are not introducing this proposal with the intent that it be utilized as a type of anti−takeover device. However, this action could, under certain circumstances, have an anti−takeover effect. For example, in the event of a hostile attempt to acquire control of the Company, we could seek to impede the attempt by issuing shares of Common Stock, which would effectively dilute the voting power of the other outstanding shares and increase the potential cost to acquire control of the Company. Further, we could issue additional shares in a manner that would impede the efforts of stockholders to elect directors other than those nominated by the then current Board of Directors. These potential effects of the proposed increase in the number of authorized shares could limit the opportunity for the Company stockholders to dispose of their shares at the higher price generally available in takeover attempts or to elect directors of their choice. The following is a description of other anti−takeover provisions in our charter documents and other agreements. We have no current plans or proposals to enter into any other arrangement that could have material anti−takeover consequences.

If this amendment is approved, any subsequent issuance of additional Company shares would increase the number of outstanding Company shares and would dilute the percentage ownership of existing stockholders. The increase in authorized but unissued number of shares could also have possible anti-takeover effects. These authorized but unissued Company shares could (within the limits imposed by applicable law and NASDAQ requirements): (1) be issued in a transaction that the stockholders believe to be not desirable; or (2) be issued in one or more transactions that could make a change of control of the Company more difficult or costly, and therefore more unlikely. The additional authorized Company shares could be used to discourage persons from attempting to gain control of the Company by diluting the voting power of shares then outstanding or increasing the voting power of persons that would support the Company’s Board of Directors in a potential takeover situation, including by preventing or delaying a proposed business combination that is opposed by the Board of Directors although perceived to be desirable by some stockholders. The Board of Directors is not aware of any effort by a third party to accumulate our securities or obtain control of the Company by means of a merger, tender offer, solicitation in opposition to management or otherwise nor does the Company’s Board of Directors have any intention of using additional authorized Company shares to deter a change of control.

Anti-Takeover Effects of Delaware Law and Our Certificate of Incorporation and Bylaws

Certain provisions of Delaware law, our Certificate of Incorporation and our Bylaws contain provisions that could have the effect of delaying, deferring or discouraging another party from acquiring control of us. These provisions, which are summarized below, may have the effect of discouraging coercive takeover practices and inadequate takeover bids. These provisions are also designed, in part, to encourage persons seeking to acquire control of us to first negotiate with our Board of Directors. We believe that the benefits of increased protection of our potential ability to negotiate with an unfriendly or unsolicited acquirer outweigh the disadvantages of discouraging a proposal to acquire us because negotiation of these proposals could result in an improvement of their terms.

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Board Composition and Filling Vacancies

Our Bylaws provide that any director or the entire Board of Directors may be removed at any time, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors. Directors shall be elected at the annual meeting of the stockholders and each director elected shall hold office until his successor is elected and qualified; provided, however, that unless otherwise restricted by the Certificate of Incorporation or by law, any director or the entire Board of Directors may be removed, either with or without cause, from the Board of Directors at any meeting of stockholders by a majority of the stock represented and entitled to vote thereat. Vacancies on the Board of Directors by reason of death, resignation, retirement, disqualification, removal from office, or otherwise, and newly created directorships resulting from any increase in the authorized number of directors may be filled by a majority of the directors then in office, although less than a quorum, or by a sole remaining director. The directors so chosen shall hold office until the next annual election of directors and until their successors are duly elected and shall qualify, unless sooner displaced.

Meetings of Stockholders

Our Certificate of Incorporation and Bylaws provide that only a majority of the members of our Board of Directors then in office may call special meetings of stockholders and only those matters set forth in the notice of the special meeting may be considered or acted upon at a special meeting of stockholders. Our Bylaws limit the business that may be conducted at an annual meeting of stockholders to those matters properly brought before the meeting.

Advance Notice Requirements

Our Bylaws establish advance notice procedures with regard to stockholder proposals relating to the nomination of candidates for election as directors or new business to be brought before meetings of our stockholders. These procedures provide that notice of stockholder proposals must be timely given in writing to our corporate secretary prior to the meeting at which the action is to be taken. Generally, to be timely, notice must be received at our principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary date of the annual meeting for the preceding year. Our Bylaws specify the requirements as to form and content of all stockholders' notices. These requirements may preclude stockholders from bringing matters before the stockholders at an annual or special meeting.

Amendment to Bylaws

The Board of Directors may from time to time make, amend, supplement or repeal the Company's Bylaws by vote of a majority of the Board of Directors, and the stockholders may change or amend or repeal these Bylaws by the affirmative vote of the majority of holders of the Common Stock. In addition to and not in limitation of the foregoing, the Company's Bylaws or any of them may be amended or supplemented in any respect at any time, either: (i) at any meeting of stockholders, provided that any amendment or supplement proposed to be acted upon at any such meeting shall have been described or referred to in the notice of such meeting; or (ii) at any meeting of the Board of Directors, provided that any amendment or supplement proposed to be acted upon at any such meeting shall have been described or referred to in the notice of such meeting or an announcement with respect thereto shall have been made at the last previous Board of Directors meeting, and provided further that no amendment or supplement adopted by the Board of Directors shall vary or conflict with any amendment or supplement adopted by the stockholders.

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Section 203 of the Delaware General Corporation Law

We are subject to the provisions of Section 203 of the Delaware General Corporation Law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a three-year period following the time that this stockholder becomes an interested stockholder, unless the business combination is approved in a prescribed manner. Under Section 203, a business combination between a corporation and an interested stockholder is prohibited unless it satisfies one of the following conditions:

•	before the stockholder became interested, our Board of Directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•	upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding, shares owned by persons who are directors and also officers, and employee stock plans, in some instances, but not the outstanding voting stock owned by the interested stockholder; or

•	at or after the time the stockholder became interested, the business combination was approved by our Board of Directors and authorized at an annual or special meeting of the stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder.

Section 203 defines a business combination to include:

•	any merger or consolidation involving the corporation and the interested stockholder;

•	any sale, transfer, lease, pledge or other disposition involving the interested stockholder of 10% or more of the assets of the corporation;

•	subject to exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

•	subject to exceptions, any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; and

•	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 defines an interested stockholder as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by the entity or person.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS, MANAGEMENT AND DIRECTORS

The following table sets forth information with respect to the beneficial ownership of shares of Rennova Common Stock by Rennova directors, Rennova’s named executive officers, all Rennova directors and executive officers as a group and beneficial owners of more than 5% of Rennova Common Stock as of December 14, 2015. For purposes of this Information Statement, beneficial ownership of securities is defined in accordance with the rules of the SEC and means generally the power to vote or dispose of securities, regardless of any economic interest therein. An asterisk denotes beneficial ownership of less than 1%. The address of each of the following (other than Aella Ltd. and Epizon Ltd.) is c/o Rennova Health, Inc., 400 S. Australian Avenue, Suite 800, West Palm Beach, Florida 33401.

Name of Beneficial Owner	No. of Shares of Common Stock Owned		Percentage of Ownership(1)
Tom R. Mika	34,503		*

Seamus Lagan	421,927	(2)	3.1%

Dr. Paul Billings	2,230		*

Christopher Diamantis	409,637	(3)	3.0%

Benjamin Frank	61,444	(4)	*

Michael L. Goldberg	–		–

Robert Lee	245,783		1.8%

Jason P. Adams	–		–

Aella Ltd.	2,990,158	(5)	20.1%

Epizon Ltd.	3,031,122	(6)	20.3%

Dr. Thomas F. Mendolia	3,002,447	(7)	20.2%

Francisco Roca, III	3,002,447	(8)	20.2%

Steven Sramowicz	3,002,447	(9)	20.2%

All Directors and Executive Officers as a Group (8 persons)	1,175,524	(10)	8.5%

*	Less than one percent.
(1)	Based on 13,750,010 shares of Common Stock issued and outstanding as of December 14, 2015, and additional shares deemed to be outstanding as to a particular person, in accordance with applicable rules of the Securities and Exchange Commission (the “SEC”). Beneficial ownership is determined in accordance with SEC rules to generally include shares of Common Stock subject to options or issuable upon conversion of convertible securities, and such shares are deemed outstanding for computing the percentage of the person holding such options or securities, but are not deemed outstanding for computing the percentage of any other person.

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(2)	Alcimede LLC, of which Mr. Lagan is the sole manager, owns 421,927 shares of Common Stock.
(3)	Mr. Diamantis has currently exercisable options to purchase 61,444 shares of Common Stock. Does not include securities receivable upon the conversion of the $3,000,000 D&D Funding II LLC Note (“D&D Note”). The D&D Note has an interest rate of 10% and is payable in one payment at maturity on December 31, 2016.
(4)	Mr. Frank has currently exercisable options to purchase 61,444 shares of Common Stock.
(5)	All of the outstanding capital stock of Aella Ltd. is owned by The Olive Tree Trust, of which P. Wilhem F. Toothe serves as the trustee. Ms. Sharon L. Hollis is the settlor and Ms. Hollis and her family are the beneficiaries of The Olive Tree Trust. Aella Ltd. owns 1,843,370 shares of Common Stock and 1,000 shares of Series B Preferred, which is convertible into an aggregate of 1,146,788 shares of Common Stock within the next 60 days. The address of Aella Ltd. is Suite 104a, Saffrey Square, Bank Lane, P.O. Box N-9306, Nassau, Bahamas.
(6)	All of the outstanding capital stock of Epizon Ltd. is owned by The Shanoven Trust, of which P. Wilhelm F. Toothe serves as trustee. Mr. Lagan is the settlor and Mr. Lagan and his family are the beneficiaries of The Shanoven Trust. Epizon Ltd. owns 1,884,334 shares of Common Stock and 1,000 shares of Series B Preferred, which is convertible into an aggregate of 1,146,788 shares of Common Stock within the next 60 days. The address of Epizon Ltd. is Suite 104a, Saffrey Square, Bank Lane, P.O. Box N-9306, Nassau, Bahamas.
(7)	Dr. Mendolia owns 1,855,659 shares of Common Stock and 1,000 shares of Series B Preferred, which is convertible into an aggregate of 1,146,788 shares of Common Stock within the next 60 days.
(8)	Mr. Roca owns 1,855,659 shares of Common Stock and 1,000 shares of Series B Preferred, which is convertible into an aggregate of 1,146,788 shares of Common Stock within the next 60 days.
(9)	Mr. Sramowicz owns 1,855,659 shares of Common Stock and 1,000 shares of Series B Preferred, which is convertible into an aggregate of 1,146,788 shares of Common Stock within the next 60 days.
(10)	Includes Messrs. Mika, Lagan, Billings, Diamantis, Frank, Goldberg, Lee and Adams.

INTEREST OF CERTAIN PERSONS IN OR OPPOSITION TO MATTERS TO BE ACTED UPON

No officer, director or director nominee has any substantial interest in the matter acted upon by our Board of Directors and Consenting Stockholders, other than in their roles as an officer, director or director nominee.

COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires that our directors and executive officers, and persons who own more than ten percent (10%) of our outstanding Common Stock, file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of Common Stock. Such persons are required by the SEC to furnish us with copies of all such reports they file. Specific due dates for such reports have been established by the SEC and we are required to disclose any failure to file reports by such dates. We believe that during the fiscal year ended March 31, 2015, all reports required to be filed pursuant to Section 16(a) were filed on a timely basis.

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WHERE YOU CAN OBTAIN ADDITIONAL INFORMATION

We are required to file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s public reference rooms at 100 F Street, N.E, Washington, D.C. 20549. You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for more information on the operation of the public reference rooms. Copies of our SEC filings are also available to the public from the SEC’s web site at www.sec.gov.

We will provide, upon request and without charge, to each stockholder receiving this Information Statement a copy of our Annual Report on Form 10-K for the fiscal year ended March 31, 2015, including the financial statements and financial statement schedule information included therein, as filed with the SEC. You are encouraged to review the Annual Report together with any subsequent information we filed or will file with the SEC and other publicly available information. A copy of any public filing is also available, at no charge, by contacting Rennova Health, Inc., 400 South Australian Avenue, Suite 800, West Palm Beach, Florida 33401, (561) 855-1626.

Rennova Health, Inc.

By Order of the Board of Directors

Date: January 26, 2016	By:	/s/ Seamus Lagan
Seamus Lagan
Chief Executive Officer and President

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Exhibit A

CERTIFICATE OF AMENDMENT

TO

CERTIFICATE OF INCORPORATION

OF

RENNOVA HEALTH, INC.

It is hereby certified that:

1.	The name of the corporation is Rennova Health, Inc. (the “Corporation”), a corporation duly organized and existing under the General Corporation Law of the State of Delaware (the “DGCL”).

2.	The Certificate of Incorporation of the Corporation, as amended, is hereby amended by deleting Article FOURTH thereof and inserting in lieu of said Article the following new Article FOURTH:

“FOURTH: The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is five hundred and five million (505,000,000) shares, comprised of five hundred million (500,000,000) shares of Common Stock, par value $0.01 per share, and five million (5,000,000) shares of Preferred Stock, par value $0.01 per share. The designation, powers, preferences and relative, participating, option or other special rights, including voting rights, qualifications, limitations or restrictions of the Preferred Stock shall be established by resolution of the Board of Directors pursuant to Section 151 of the General Corporation Law of the State of Delaware.”

3.	The amendment of the Certificate of Incorporation herein certified has been duly adopted by the Board of Directors and the stockholders of the Corporation in accordance with the provisions of Section 242 of the DGCL.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to Certificate of Incorporation to be executed by its duly authorized officer this ____ day of ____, 2016.

RENNOVA HEALTH, INC.

By:  ____________

Name: Seamus Lagan

Title: Chief Executive Officer and President

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